Exhibit 99.1

1 Becton Drive
Franklin Lakes, NJ 07417
www.bd.com

Contact:
Monique N. Dolecki, Investor Relations - 201-847-5378
Kristen Cardillo, Corporate Communications - 201-847-5657

BD ANNOUNCES RESULTS FOR 2020 FIRST FISCAL QUARTER;
LOWERS FISCAL 2020 GUIDANCE

•	As reported, revenues of $4.225 billion increased 1.6 percent.

•	On a currency-neutral basis, revenues increased 2.5 percent.

•	As reported, diluted earnings per share of $0.87 decreased 57.6 percent.

•	As adjusted, diluted earnings per share of $2.65 decreased 1.9 percent, or 0.4 percent on a currency-neutral basis.

•
The company is lowering its full fiscal year 2020 revenue and adjusted diluted earnings per share guidance to reflect the impact of the remediation effort and anticipated loss of sales of the Alaris infusion system.

Franklin Lakes, NJ (February 6, 2020) - BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, today reported quarterly revenues of $4.225 billion for the first fiscal quarter ended December 31, 2019. This represents an increase of 1.6 percent as reported over the prior-year period, or 2.5 percent on a currency-neutral basis.

BD also announced today that it is continuing to work with the U.S. Federal Drug Administration (FDA) on its software remediation plan for the Alaris System, which will require additional regulatory filings beyond what the company previously anticipated. The company expects to submit its comprehensive regulatory filing in the fourth quarter of fiscal year 2020. In the interim, the company will partner with the FDA and existing customers to ensure continued access to the Alaris System under medical necessity. As a result, the company is lowering its full fiscal year revenue and adjusted diluted earnings per share guidance.

“In the first quarter, the BD team delivered solid results, in line with our expectations,” said Tom Polen, CEO and president. “As we look ahead to the balance of the fiscal year, we are focused on the resolution of the Alaris pump matter. We stand behind the safety of the Alaris System, which is used in the care of 70 percent of patients undergoing infusion therapy. Now, we need to take the necessary steps to meet the FDA's expectations with respect to the Alaris System. We are committed to doing what is right for customers, patients and shareholders. You can expect that our purpose and values will always be at the core of who we are and how we work to resolve this situation moving forward.”

First Quarter Fiscal 2020 Operating Results
As reported, diluted earnings per share for the first quarter were $0.87, compared with $2.05 in the prior-year period. This represents a decrease of 57.6 percent, and is primarily due to the gain on the sale of the Advanced Bioprocessing business in the prior-year period. Adjusted diluted earnings per share were $2.65, compared with $2.70 in the prior-year period. This represents a decrease in adjusted diluted earnings per share of 1.9 percent, or 0.4 percent on a currency-neutral basis.

Segment Results
In the BD Medical segment, as reported, worldwide revenues for the quarter of $2.090 billion decreased 2.1 percent from the prior-year period, or 1.1 percent on a currency-neutral basis. As anticipated, the segment's results reflect growth in the Pharmaceutical Systems unit that was offset by declines in the Medication Management Solutions and Diabetes Care units and revenues in the Medication Delivery Solutions unit that were about flat when compared to the prior year.

In the BD Life Sciences segment, as reported, worldwide revenues for the quarter of $1.123 billion increased 6.4 percent over the prior-year period, or 7.4 percent on a currency-neutral basis. Revenue growth was driven by performance in the Biosciences and Diagnostic Systems units. BD Life Sciences' growth was aided by flu-related revenues in the Diagnostic Systems unit as a result of a stronger flu season in comparison to the prior year.

In the BD Interventional segment, as reported, worldwide revenues for the quarter of $1.012 billion increased 4.4 percent over the prior-year period, or 5.0 percent on a currency-neutral basis. Revenue growth was driven by performance across the Surgery, Urology and Critical Care and Peripheral Intervention units.

Geographic Results
As reported, first quarter revenues in the U.S. of $2.430 billion increased 1.8 percent over the prior-year period. Growth in the U.S. was driven by performance in the Life Sciences and Interventional segments, partially offset by a decline in the Medical segment, as anticipated.

As reported, revenues outside of the U.S. of $1.795 billion increased 1.2 percent over the prior-year period, or 3.4 percent on a currency-neutral basis. International revenue growth was driven by performance in China and the Asia Pacific region.

Fiscal 2020 Outlook for Full Year
The company is lowering its full fiscal year 2020 revenue and adjusted diluted earnings per share guidance to reflect the impact of the remediation effort and anticipated loss of sales of the Alaris infusion system.

The company now expects full fiscal year 2020 revenues to increase 1.5 to 2.5 percent as reported, or 2.5 to 3.5 percent on a currency-neutral basis.

The company now expects full fiscal year 2020 adjusted diluted earnings per share to be between $11.90 and $12.10. This represents growth of approximately 4.0 to 5.5 percent on a currency-neutral basis over fiscal 2019 adjusted diluted earnings per share of $11.68, or growth of approximately 2.0 to 3.5 percent including the estimated unfavorable impact of foreign currency. Adjusted diluted earnings per share guidance includes an adverse impact of approximately 500 basis points related to the expiration of the Gore royalty.

Adjusted diluted earnings per share for fiscal 2020 excludes potential charges or gains that may be recorded during the fiscal year, such as, among other things, the non-cash amortization of intangible assets, acquisition-related charges, and certain tax matters. BD does not attempt to provide reconciliations of forward-looking non-GAAP earnings guidance to the comparable GAAP measure because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of BD's financial performance.

Conference Call Information
A conference call regarding BD’s first quarter results will be broadcast live on BD’s website, www.bd.com/investors, along with related slides, at 8:00 a.m. (ET) Thursday, February 6, 2020. The conference call will be available for replay on BD’s website, www.bd.com/investors, or at 1-800-585-8367 (domestic) and 1-404-537-3406 (international) through the close of business on Thursday, February 13, 2020, confirmation number 6886458.

Non-GAAP Financial Measures/Financial Tables
This news release contains certain non-GAAP financial measures. Reconciliations of these and other non-GAAP measures to the comparable GAAP measures are included in the attached financial tables. Within the attached financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

Current and prior-year adjusted diluted earnings per share results exclude, among other things, the impact of purchase accounting adjustments (including the non-cash amortization of acquisition-related intangible assets); integration, restructuring and transaction costs; transactional and product related impacts; and the loss on debt extinguishment. We also provide these measures on a currency-neutral basis after eliminating the effect of foreign currency translation, where applicable. We calculate foreign currency-neutral percentages by converting our current-period local currency financial results using the prior period foreign currency exchange rates and comparing these adjusted amounts to our current-period results. Reconciliations of these amounts to the most directly comparable GAAP measures are included in the tables at the end of this release.

About BD
BD is one of the largest global medical technology companies in the world and is advancing the world of health by improving medical discovery, diagnostics and the delivery of care. The company supports the heroes on the frontlines of health care by developing innovative technology, services and solutions that help advance both clinical therapy for patients and clinical process for health care providers. BD and its 65,000 employees have a passion and commitment to help enhance the safety and efficiency of clinicians' care delivery process, enable laboratory scientists to accurately detect disease and advance researchers' capabilities to develop the next generation of diagnostics and therapeutics. BD has a presence in virtually every country and partners with organizations around the world to address some of the most challenging global health issues. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase efficiencies, improve safety and expand access to health care. For more information on BD, please visit bd.com.

***
This press release, including the section entitled “Fiscal 2020 Outlook for Full Year”, contains certain estimates and other forward-looking statements (as defined under Federal securities laws) regarding BD’s performance, including future revenues and earnings per share.  All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties.  Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement.  With respect to forward-looking statements contained herein, a number of factors could cause actual results to vary materially.  These factors include, but are not limited to risks relating to the integration of the C.R. Bard operations, products and employees into BD and the possibility that the anticipated synergies and other benefits of the proposed acquisition will not be realized or will not be realized within the expected timeframe; new or changing laws and regulations impacting our business (including the imposition of tariffs or changes in laws impacting international trade) or changes in enforcement practices with respect to such laws; fluctuations in costs and availability of raw materials and in BD’s ability to maintain favorable supplier arrangements and relationships; legislative or regulatory changes to the U.S. or foreign healthcare systems, potential cuts in governmental healthcare spending, or governmental or private measures to contain healthcare costs, including changes in pricing and reimbursement policies, each of which could result in reduced demand for our products or downward pricing pressure; changes in interest or foreign currency exchange rates; adverse changes in regional, national or foreign economic conditions, particularly in emerging markets, including any impact on our ability to access credit markets and finance our operations, the demand for our products and services, or our suppliers’ ability to provide products needed for our operations; the adverse impact of cyber-attacks on our information systems or products; competitive factors including technological advances and new products introduced by competitors; interruptions in our supply chain or manufacturing processes; pricing and market pressures; difficulties inherent in product development, delays in product introductions and uncertainty of market acceptance of new products; adverse changes in geopolitical conditions; increases in energy costs and their effect on, among other things, the cost of producing BD’s products; product efficacy or safety concerns resulting in product recalls or actions being taken by the FDA or other regulators (including the potential ongoing impact of the FDA letters regarding the use of drug-coated balloons); our ability to successfully integrate any businesses we acquire; uncertainties of litigation (as described in BD’s filings with the Securities and Exchange Commission); and issuance of new or revised accounting standards, as well as other factors discussed in BD’s filings with the Securities and Exchange Commission.  We do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.

BECTON DICKINSON AND COMPANY
CONSOLIDATED INCOME STATEMENTS
(Unaudited; Amounts in millions, except share and per share data)

	Three Months Ended December 31,
	2019	2018	% Change
REVENUES	$4,225	$4,160	1.6

Cost of products sold	2,247	2,187	2.7
Selling and administrative expense	1,121	1,073	4.5
Research and development expense	270	258	4.9
Acquisitions and other restructurings	86	91	(5.3)
Other operating income, net	—	(335)	100.0
TOTAL OPERATING COSTS AND EXPENSES	3,724	3,273	13.8
OPERATING INCOME	501	888	(43.5)

Interest expense	(136)	(171)	(20.6)
Interest income, net	1	(12)	110.4
Other income, net	27	10	167.8
INCOME BEFORE INCOME TAXES	394	714	(44.8)
Income tax provision	117	115	1.4
NET INCOME	278	599	(53.7)
Preferred stock dividends	(38)	(38)	—
NET INCOME APPLICABLE TO COMMON SHAREHOLDERS	$240	$562	(57.3)

EARNINGS PER SHARE
Basic Earnings per Share	$0.88	$2.09	(57.9)
Diluted Earnings per Share	$0.87	$2.05	(57.6)

AVERAGE SHARES OUTSTANDING (in thousands)
Basic	271,102	269,035
Diluted	274,952	274,256

BECTON DICKINSON AND COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in millions)

	December 31, 2019	September 30, 2019
	(Unaudited)
ASSETS
Cash and equivalents	$560	$536
Restricted cash	49	54
Short-term investments	8	30
Trade receivables, net	2,074	2,345
Inventories	2,760	2,579
Prepaid expenses and other	987	1,119
TOTAL CURRENT ASSETS	6,438	6,664
Property, plant and equipment, net	5,782	5,659
Goodwill and other intangibles, net	38,160	38,354
Other Assets	1,573	1,088
TOTAL ASSETS	$51,952	$51,765
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term debt	$2,456	$1,309
Other current liabilities	4,269	4,345
Long-term debt	16,949	18,081
Long-term employee benefit obligations	1,290	1,272
Deferred income taxes and other liabilities	5,785	5,676
Shareholders’ equity	21,202	21,081
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$51,952	$51,765

BECTON DICKINSON AND COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Amounts in millions)

	Three Months Ended December 31,
	2019	2018
OPERATING ACTIVITIES
Net income	$278	$599
Depreciation and amortization	530	563
Change in operating assets and liabilities and other, net	(94)	(918)
NET CASH PROVIDED BY OPERATING ACTIVITIES	713	245
INVESTING ACTIVITIES
Capital expenditures	(173)	(167)
Proceeds from divestitures, net	—	476
Other, net	(114)	(9)
NET CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES	(287)	299
FINANCING ACTIVITIES
Change in credit facility borrowings	210	50
Payments of debt and term loans	(303)	(453)
Dividends paid	(252)	(245)
Other, net	(68)	(86)
NET CASH USED FOR FINANCING ACTIVITIES	(413)	(734)
Effect of exchange rate changes on cash and equivalents and restricted cash	6	(5)
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS AND RESTRICTED CASH	18	(195)
OPENING CASH AND EQUIVALENTS AND RESTRICTED CASH	590	1,236
CLOSING CASH AND EQUIVALENTS AND RESTRICTED CASH	$609	$1,042

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL REVENUE INFORMATION
REVENUES BY BUSINESS SEGMENTS AND UNITS - UNITED STATES
Three Months Ended December 31,
(Unaudited; Amounts in millions)

	A	B	C=(A-B)/B
	2019	2018	% Change
BD MEDICAL
Medication Delivery Solutions (a)	$520	$519	0.2
Medication Management Solutions (a)	462	508	(9.0)
Diabetes Care	139	145	(4.1)
Pharmaceutical Systems	84	68	23.2
TOTAL	$1,204	$1,239	(2.8)

BD LIFE SCIENCES
Integrated Diagnostic Solutions (b)
Preanalytical Systems	$202	$201	0.7
Diagnostic Systems	184	175	5.1
Total Integrated Diagnostic Solutions	386	376	2.7
Biosciences	152	108	40.4
TOTAL	$538	$484	11.2

BD INTERVENTIONAL
Surgery (c)	$256	$246	4.1
Peripheral Intervention (c)	225	223	1.2
Urology and Critical Care (c)	206	195	5.8
TOTAL	$688	$664	3.6

TOTAL UNITED STATES	$2,430	$2,387	1.8

(a)
The presentation of prior-period amounts reflects the reclassification of $2 million associated with the movement, effective on October 1, 2019, of certain products from the Medication Delivery Solutions unit to the Medication Management Solutions unit.

(b)	Effective October 1, 2019, the Preanalytical Systems and Diagnostic Systems units were joined to create the new Integrated Diagnostic Solutions unit.

(c)
The presentation of prior-period amounts reflects the total reclassifications of $31 million associated with the movement, effective on October 1, 2019, of certain products from the Surgery unit and the Urology and Critical Care unit to the Peripheral Intervention unit.

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL REVENUE INFORMATION
REVENUES BY BUSINESS SEGMENTS AND UNITS - INTERNATIONAL
Three Months Ended December 31, (continued)
(Unaudited; Amounts in millions)

				D=(A-B)/B	E=(A-B-C)/B
	A	B	C	% Change
	2019	2018	FX Impact	Reported	FXN
BD MEDICAL
Medication Delivery Solutions	$428	$438	$(10)	(2.2)	0.2
Medication Management Solutions	113	118	(3)	(4.0)	(1.2)
Diabetes Care	129	129	(3)	0.6	2.5
Pharmaceutical Systems	215	212	(7)	1.5	4.7
TOTAL	$886	$896	$(23)	(1.1)	1.4

BD LIFE SCIENCES
Integrated Diagnostic Solutions (a)
Preanalytical Systems	$196	$192	$(4)	2.2	4.4
Diagnostic Systems	218	207	(4)	5.4	7.2
Total Integrated Diagnostic Solutions	414	399	(8)	3.8	5.9
Biosciences	171	173	(3)	(1.3)	0.7
TOTAL	$585	$572	$(11)	2.3	4.3

BD INTERVENTIONAL
Surgery (b)	$70	$64	$(1)	9.5	11.5
Peripheral Intervention (b)	170	160	(4)	6.5	8.9
Urology and Critical Care (b)	85	83	—	2.8	3.0
TOTAL	$325	$306	$(5)	6.1	7.8

TOTAL INTERNATIONAL	$1,795	$1,773	$(39)	1.2	3.4

(a)	Effective October 1, 2019, the Preanalytical Systems and Diagnostic Systems units were joined to create the new Integrated Diagnostic Solutions unit.

(b)
The presentation of prior-period amounts reflects the total reclassifications of $14 million associated with the movement, effective on October 1, 2019, of certain products from the Surgery unit and the Urology and Critical Care unit to the Peripheral Intervention unit.

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL REVENUE INFORMATION
REVENUES BY BUSINESS SEGMENTS AND UNITS - TOTAL
Three Months Ended December 31, (continued)
(Unaudited; Amounts in millions)

				D=(A-B)/B	E=(A-B-C)/B
	A	B	C	% Change
	2019	2018	FX Impact	Reported	FXN
BD MEDICAL
Medication Delivery Solutions (a)	$948	$956	$(10)	(0.9)	0.2
Medication Management Solutions (a)	575	625	(3)	(8.0)	(7.5)
Diabetes Care	268	274	(3)	(1.9)	(1.0)
Pharmaceutical Systems	299	280	(7)	6.8	9.2
TOTAL	$2,090	$2,135	$(23)	(2.1)	(1.1)

BD LIFE SCIENCES
Integrated Diagnostic Solutions (b)
Preanalytical Systems	$398	$393	$(4)	1.4	2.5
Diagnostic Systems	402	382	(4)	5.3	6.2
Total Integrated Diagnostic Solutions	800	774	(8)	3.3	4.3
Biosciences	323	281	(3)	14.8	16.0
TOTAL	$1,123	$1,056	$(11)	6.4	7.4

BD INTERVENTIONAL
Surgery (c)	$326	$310	$(1)	5.2	5.6
Peripheral Intervention (c)	395	382	(4)	3.4	4.4
Urology and Critical Care (c)	291	277	—	4.9	5.0
TOTAL	$1,012	$970	$(5)	4.4	5.0

TOTAL REVENUES	$4,225	$4,160	$(39)	1.6	2.5

(a)
The presentation of prior-period amounts reflects the reclassification of $2 million associated with the movement, effective on October 1, 2019, of certain products from the Medication Delivery Solutions unit to the Medication Management Solutions unit.

(b)	Effective October 1, 2019, the Preanalytical Systems and Diagnostic Systems units were joined to create the new Integrated Diagnostic Solutions unit.

(c)
The presentation of prior-period amounts reflects the total reclassifications of $45 million associated with the movement, effective on October 1, 2019, of certain products from the Surgery unit and the Urology and Critical Care unit to the Peripheral Intervention unit.

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL INFORMATION
RECONCILIATION OF REPORTED DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited)

	Three Months Ended December 31,
	2019	2018	Growth	Foreign Currency Translation	Foreign Currency Neutral Growth	Growth %	Foreign Currency Neutral Growth %
Reported Diluted Earnings per Share	$0.87	$2.05	$(1.18)	$(0.03)	$(1.15)	(57.6)%	(56.1)%
Purchase accounting adjustments ($348 million and $379 million pre-tax, respectively) (1)	1.27	1.38		—
Integration costs ($62 million and $73 million pre-tax, respectively) (2)	0.23	0.27		—
Restructuring costs ($23 million and $41 million pre-tax, respectively) (2)	0.08	0.15		—
Transaction gain/loss and product-related matters ($59 million and $(335) million pre-tax, respectively) (3)	0.22	(1.22)		—
European regulatory initiative-related costs ($17 million and $5 million pre-tax, respectively) (4)	0.06	0.02		—
Income tax benefit of special items and impact of tax reform ($(22) million and $17 million, respectively) (5)	(0.08)	0.06		—
Adjusted Diluted Earnings per Share	$2.65	$2.70	$(0.05)	$(0.04)	$(0.01)	(1.9)%	(0.4)%

(1)	Includes amortization and other adjustments related to the purchase accounting for acquisitions impacting identified intangible assets and valuation of fixed assets and debt.

(2)	Represents integration and restructuring costs associated with acquisitions.

(3)
The current-period amount represents the estimated cost of a product recall which was recorded in Cost of products sold. The prior-period amount represents the pre-tax gain recognized as a result of BD's sale of its Advanced Bioprocessing business which was recorded to Other operating income, net.

(4)
Represents initial costs required to develop processes and systems to comply with emerging regulations such as the European Union Medical Device Regulation ("EUMDR") and General Data Protection Regulation ("GDPR").

(5)	The amount for the three months ended December 31, 2018 included additional tax expense, net, of $51 million relating to new U.S. tax legislation.

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL INFORMATION
FY 2020 OUTLOOK RECONCILIATION

	FY2019	FY2020 Outlook
	Revenues	% Change	FX Impact	% Change FXN
BDX Revenue	$17,290	1.5% to 2.5%	~1.0%	2.5% to 3.5%

		FY2020 Outlook
	Full Year FY2019	Full Year FY2020 Outlook	% Increase
Reported Diluted Earnings per Share	$3.94
Purchase accounting adjustments ($1.499 billion pre-tax) (1)	5.46
Restructuring costs ($180 million pre-tax) (2)	0.66
Integration costs ($323 million pre-tax) (2)	1.18
Transaction gain/loss and product-related matters ($646 million pre-tax) (3)	2.35
Impacts of debt extinguishment ($54 million pre-tax) (4)	0.20
European regulatory initiative-related costs ($51 million pre-tax) (5)	0.19
Investment gains/losses and asset impairments ($17 million pre-tax) (6)	0.06
Hurricane-related insurance proceeds ($(24) million pre-tax)	(0.09)
Income tax benefit of special items and impact of tax reform ($(622) million)	(2.26)
Adjusted Diluted Earnings per Share	$11.68	$11.90 to 12.10	2.0% to 3.5%

Estimated FX Impact			~2.0%

Adjusted FXN Growth			4.0% to 5.5%
FXN - Foreign Currency Neutral

(1)	Includes amortization and other adjustments related to the purchase accounting for acquisitions impacting identified intangible assets and valuation of fixed assets and debt.

(2)	Represents restructuring, integration and transaction costs associated with acquisitions.

(3)
Includes amounts recorded to Other operating expense, net to record product liability reserves, including related legal defense costs, of $914 million and the estimated cumulative costs of a product recall of $75 million. Also includes the pre-tax gain of $336 million recognized in Other operating expense, net related to BD's sale of its Advanced Bioprocessing business.

(4)	Represents the impacts recognized upon the extinguishment of certain long-term senior notes.

(5)	Represents initial costs required to develop processes and systems to comply with emerging regulations such as the EUMDR and GDPR.

(6)
Includes an unrealized gain recorded within Other income (expense), net relating to an investment and a charge recorded to write down the carrying value of certain intangible assets in the Surgery unit.